Exhibit 99.1

ENOVIX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$4,951	$29,143
Deferred contract costs	4,280	2,955
Prepaid expenses and other current assets	1,967	946
Total current assets	11,198	33,044
Property and equipment, net	50,701	31,290
Operating lease, right-of-use assets	6,897	—
Deferred contract costs, non-current	—	495
Deferred transaction costs	5,725	—
Other assets, non-current	141	135
Total assets	$74,662	$64,964
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,458	$2,083
Accrued expenses	4,721	1,999
Accrued compensation	1,914	1,268
Deferred revenue	5,495	5,410
Secured promissory note	14,932	—
Other liabilities	710	108
Total current liabilities	33,230	10,868
Deferred rent, non-current	—	1,567
Convertible preferred stock warrants	—	15,995
Operating lease liabilities, non-current	9,447	—
Deferred revenue, non-current	1,100	85
Other liabilities, non-current	265	233
Total liabilities	44,042	28,748
Commitments and Contingencies (Note 7)
Convertible preferred stock, $0.001 par value
Authorized shares of 334,713,204; issued and outstanding shares of 334,531,360 and 324,370,424; and aggregate liquidation preference of $222,799 and $205,372 as of June 30, 2021 and December 31, 2020, respectively	222,933	202,056
Stockholders’ deficit:
Common stock, $0.001 par value; authorized shares of 497,000,000; issued and outstanding shares of 104,597,618 and 93,986,381 as of June 30, 2021 and December 31, 2020, respectively	70	65
Additional paid-in-capital	45,363	41,373
Accumulated deficit	(237,746)	(207,278)
Total stockholders’ deficit	(192,313)	(165,840)
Total liabilities, convertible preferred stock and stockholders’ deficit	$74,662	$64,964

See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses:
Cost of revenue	$112	$858	$1,743	$1,229
Research and development	9,523	3,230	15,112	5,635
Selling, general and administrative	4,548	1,280	8,709	2,280
Total operating expenses	14,183	5,368	25,564	9,144
Loss from operations	(14,183)	(5,368)	(25,564)	(9,144)
Other income (expense):
Change in fair value of convertible preferred stock warrants	—	209	(4,781)	275
Issuance of convertible preferred stock warrants	—	—	—	(1,476)
Change in fair value of convertible promissory notes	—	—	—	(2,422)
Interest expense	(135)	—	(135)	(107)
Other income, net	15	9	12	42
Total other (expense) income, net	(120)	218	(4,904)	(3,688)
Net loss	$(14,303)	$(5,150)	$(30,468)	$(12,832)

Net loss per share, basic and diluted	$(0.21)	$(0.09)	$(0.45)	$(0.21)
Weighted average number of common shares outstanding, basic and diluted	69,029,099	60,315,795	67,828,958	60,015,903

See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2020	324,370,424	$202,056	93,986,381	$65	$41,373	$(207,278)	$(165,840)
Issuance of common stock upon exercise of stock options	—	—	11,442,363	1	29	—	30
Vesting of early exercised stock options	—	—	—	2	22	—	24
Repurchase of unvested restricted common stock	—	—	(475,418)	—	—	—	—
Issuance of Series D convertible preferred stock upon exercise of warrants	10,160,936	20,877	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,555	—	1,555
Net loss	—	—	—	—	—	(16,165)	(16,165)
Balance as of March 31, 2021	334,531,360	222,933	104,953,326	68	42,979	(223,443)	(180,396)
Issuance of common stock upon exercise of stock options	—	—	51,147	—	4	—	4
Vesting of early exercised stock options	—	—	—	2	27	—	29
Repurchase of unvested restricted common stock	—	—	(406,855)	—	—	—	—
Stock-based compensation	—	—	—	—	2,353	—	2,353
Net loss	—	—	—	—	—	(14,303)	(14,303)
Balance as of June 30, 2021	334,531,360	$222,933	104,597,618	$70	$45,363	$(237,746)	$(192,313)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2019	153,758,348	$129,921	65,196,490	$59	$40,626	$(167,628)	$(126,943)
Issuance of common stock upon exercise of stock options	—	—	28,498	—	—	—	—
Vesting of early exercised stock options	—	—	—	1	5	—	6
Issuance of Series P-2 convertible preferred stock	67,644,302	29,012	—	—	—	—	—
Conversion of promissory notes to Series P-2 convertible preferred stock	19,001,815	8,203	—	—	—	—	—
Stock-based compensation	—	—	—	—	58	—	58
Net loss	—	—	—	—	—	(7,682)	(7,682)
Balance as of March 31, 2020	240,404,465	167,136	65,224,988	60	40,689	(175,310)	(134,561)
Vesting of early exercised stock options	—	—	—	1	5	—	6
Issuance of Series P-2 convertible preferred stock	24,584,963	10,201	—	—	—	—	—
Stock-based compensation	—	—	—	—	58	—	58
Net loss	—	—	—	—	—	(5,150)	(5,150)
Balance as of June 30, 2020	264,989,428	$177,337	65,224,988	$61	$40,752	$(180,460)	$(139,647)

See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(30,468)	$(12,832)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	375	289
Stock-based compensation expense	3,675	116
Changes in fair value of convertible preferred stock warrants	4,781	(275)
Issuance of convertible preferred stock warrants (non-cash)	—	1,476
Change in fair value of convertible promissory notes	—	2,422
Interest expense (non-cash)	—	107
Changes in operating assets and liabilities:
Prepaid expenses and other assets	493	91
Deferred contract costs	(693)	(1,361)
Accounts payable	3,904	(154)
Accrued expenses and compensation	1,592	237
Deferred revenue	1,100	155
Other liabilities	99	397
Net cash used in operating activities	(15,142)	(9,332)
Cash flows from investing activities:
Purchase of property and equipment	(20,573)	(11,543)
Net cash used in investing activities	(20,573)	(11,543)
Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net	—	39,213
Proceeds from exercise of convertible preferred stock warrants	102	—
Proceeds from the exercise of stock options	163	—
Repurchase of unvested restricted common stock	(10)	—
Proceeds from secured promissory notes and converted promissory notes	14,910	1,628
Payments of Business Combination share issuance costs	(3,592)	—
Net cash provided by financing activities	11,573	40,841
Change in cash, cash equivalents, and restricted cash	(24,142)	19,966
Cash and cash equivalents and restricted cash, beginning of period	29,218	10,301
Cash and cash equivalents, and restricted cash, end of period	$5,076	$30,267

Supplemental cash flow data (Non-cash):
Accrued purchase of property and equipment	$2,298	$5,053
Accrued purchase of transaction costs	2,133	—
Conversion of promissory notes to convertible preferred stock	—	8,073
Settlement of accrued interest expense through conversion of promissory notes to convertible preferred stock	—	130
Issuance of convertible preferred stock warrants	—	1,476

ENOVIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(In thousands)

(Unaudited)

The following presents the Company’s cash, cash equivalents and restricted cash by category in the Company’s condensed consolidated balance sheets:

	Six Months Ended June 30,
	2021	2020
Cash and cash equivalents	$4,951	$30,192
Restricted cash included in prepaid expenses and other current assets	125	75
Total cash, cash equivalents, and restricted cash	$5,076	$30,267

See accompanying notes to these condensed consolidated financial statements.

ENOVIX CORPORATION

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Organization and Basis of Presentation

Organization

Enovix Corporation (the “Company”) was incorporated in Delaware in 2006. The Company designs, develops, and manufactures an advanced silicon-anode lithium-ion battery using proprietary 3D cell architecture that increases energy density and maintains a high cycle life. The Company is headquartered in Fremont, California.

The Company is focused on the development and commercialization of its silicon-anode lithium-ion batteries. Planned principal operations of commercial manufacturing have not yet commenced. As of June 30, 2021, the Company has not generated product revenue from its planned principal business activities.

Business Combination

On July 14, 2021 (the “Closing Date”), Enovix Corporation, a Delaware Corporation (“Legacy Enovix”), Rodgers Silicon Valley Acquisition Corp. ("RSVAC"), and RSVAC Merger Sub Inc., a Delaware Corporation and wholly owned subsidiary of RSVAC (“Merger Sub”), consummated the closing of the transactions contemplated by the agreement and plan of merger, dated February 22, 2021 (the "Business Combination"), by and among RSVAC, Merger Sub and Legacy Enovix (the “Merger Agreement”), following the approval at a special meeting of the stockholders of RSVAC held on July 12, 2021 (the "Special Meeting"). Following the consummation of the Business Combination on the Closing Date, Legacy Enovix changed its name to Enovix Operations Inc., and RSVAC changed its name from Rodgers Silicon Valley Acquisition Corp. to Enovix Corporation ("New Enovix"). Please refer to Note 2 "Business Combination" for further details of the Business Combination.

Liquidity and Capital Resources

Since inception, the Company has financed its operations primarily from the sales of convertible preferred stock, borrowing from a convertible promissory note, and borrowing from a secured promissory note (the “Secured Promissory Note”). The Company has incurred recurring operating losses and negative cash flows from operations through June 30, 2021. In addition, the Company had a negative working capital of $22.0 million and an accumulated deficit of $237.7 million as of June 30, 2021. The Company expects to continue to incur operating losses for the foreseeable future.

In connection with the Business Combination in July 2021, the Company raised approximately $381.6 million of proceeds, after deducting placement agent commissions of approximately $23.6 million of transaction costs and before deducting offering related expenses. Based on the anticipated spending, cash received from the Business Combination and timing of expenditure assumptions, the Company currently expects that its cash will be sufficient to meet its funding requirements over the next twelve months. Going forward, the Company may require additional financing in order to continue to execute on its business plan.

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company did not have any other comprehensive income or loss for the three and six months ended June 30, 2021 and 2020. Accordingly, net loss and comprehensive loss are the same for the periods presented. Additionally, the Company did not have any income tax expenses for the periods presented.

Unaudited Interim Condensed Consolidated Financial Statements

The condensed consolidated balance sheet as of June 30, 2021, the condensed consolidated statements of operations, condensed consolidated statements of convertible preferred shares and shareholders’ deficit for the three and six months ended June 30, 2021 and 2020, and the condensed consolidated statements of cash flows for the six months ended June 30, 2021 and 2020 are unaudited. These accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the SEC for interim financial reporting. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, considered necessary to present fairly the Company’s financial condition, results of operations, stockholders’ deficit and cash flows for the interim periods presented above. The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the operating results for the full year, and therefore should not be relied upon as an indicator of future results. The condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited consolidated financial statements as of that date. The accompanying condensed consolidated financial statements and related notes should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the condensed consolidated financial statements and accompanying notes during the reporting periods. Estimates and assumptions include but are not limited to: depreciable lives for property and equipment, the valuation allowance on deferred tax assets, assumptions used in stock-based compensation, incremental borrowing rate for operating right-of-use assets and lease liabilities, and estimates to fair value convertible preferred stock warrants. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that it believes to be reasonable under the circumstances. In the preparation of our condensed consolidated financial statements, the Company has considered potential impacts of the COVID-19 pandemic on its critical and significant accounting estimates. There was no significant impact to its condensed consolidated financial statements. The Company will continue to evaluate the nature and extent of the potential impacts to its business and its condensed consolidated financial statements.

Summary of Significant Accounting Policies

There have been no significant changes, other than those disclosed within these interim condensed consolidated financial statements, to the Company’s significant accounting policies in Note 1. “Organization of Business and Summary of Significant Accounting Policies,” of the notes to the consolidated financial statements for the year ended December 31, 2020 included in the RSVAC Form S-4 Registration Statement under the Securities Act of 1933 filed with the SEC.

Debt

The Company accounts for the Secured Promissory Note as a liability measured at net proceeds less debt discount and is accreted to the face value of the Secured Promissory Note over its expected term using the effective interest method. The Company considers whether there are any embedded features in its debt instruments that require bifurcation and separate accounting as derivative financial instruments pursuant to Accounting Standards Codification ("ASC"), Topic 815, Derivatives and Hedging. See Note 5 "Debt" for more information.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC’s can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. Other than the adoption of ASC 842, Leases, as discussed below, the Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted this guidance as of January 1, 2021, which did not have an impact to the condensed consolidated financial statements upon adoption.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires an entity to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. The guidance requires lessees to recognize all leases, with certain exceptions, on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The guidance states that a lessee must recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. On January 1, 2021, the Company early adopted ASU 2016-02 using the modified retrospective transition option of applying the new standard at the adoption date for all leases with terms greater than 12 months. The Company elected certain practical expedients upon adoption and as such did not reassess the following: 1) whether any expired or existing contracts are or contain leases; 2) lease classification for any expired or existing leases; 3) initial direct costs for any expired or existing leases; 4) whether existing or expired land easements are or contain leases; and 5) regarding the lease term, from a hindsight perspective, whether or not the Company is reasonably certain to exercise the lease options. The Company also elected the practical expedient to not separate lease and non-lease components.

The effect of the adoption of ASC 842 on the condensed consolidated balance sheet as of January 1, 2021 was as follows (in thousands):

	December 31, 2020	Adjustments from Adoption of ASC 842	January 1, 2021
Operating lease, right-of-use assets	$—	$6,873	$6,873
Other liabilities	14	(14)	—
Deferred rent, non-current	1,567	(1,567)	—
Operating lease liabilities, non-current	—	8,551	8,551

Periods prior to the January 1, 2021 adoption of ASC 842 were not adjusted and continue to be reported in accordance with the legacy lease accounting guidance under ASC 840. Under ASC 840, rent expense for non-cancelable operating leases, including rent escalation clauses, tenant improvement allowances, and rent-free periods when applicable, was recognized on a straight-line basis over the term of the lease with the difference between required lease payments and rent expense recorded as deferred rent.

Note 2. Business Combination

Subsequent to the period ended June 30, 2021, on July 14, 2021, Legacy Enovix, RSVAC, and Merger Sub, consummated the closing of the transactions contemplated by the Merger Agreement, following the approval at the Special Meeting held on July 12, 2021. Immediately upon to the Business Combination all shares of Legacy Enovix outstanding convertible preferred stock were converted into an equivalent number of shares of Legacy Enovix Common Stock.

 At the Business Combination, eligible Legacy Enovix equity holders received or have the right to receive shares of common stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 0.1846 as defined in the Merger Agreement (“Exchange Ratio”). Accordingly, immediately following the consummation of the Business Combination, Legacy Enovix Common Stock was exchanged into 103,995,643 shares of Common Stock, 5,547,327 shares were reserved for the issuance of common stock upon the potential future exercise of Legacy Enovix's stock options that were exchanged into Enovix's stock options.

 In connection with the execution of the Merger Agreement, RSVAC entered into separate subscription agreements (each a “Subscription Agreement”) with a number of investors (each a “New PIPE Investor”), pursuant to which the New PIPE Investors agreed to purchase, and RSVAC agreed to sell to the New PIPE Investors, an aggregate of 12,500,000 shares of common stock (“PIPE Shares”), for a purchase price of $14.00 per share and an aggregate purchase price of $175.0 million, in a private placement pursuant to the subscription agreements (“PIPE Financing”). The PIPE Financing closed simultaneously with the consummation of the Business Combination.

 The number of shares of common stock issued immediately following the consummation of the Business Combination was:

RSVAC Common Stock shares outstanding prior to the Business Combination	28,750,000
Less redemption of RSVAC Common Stock shares	(15)
RSVAC Common Stock shares	28,749,985
PIPE Shares issued	12,500,000
RSVAC Common Stock Shares and PIPE Shares	41,249,985
Legacy Enovix Common Shares (1)	103,995,643
Total shares of common stock immediately after the Business Combination	145,245,628

(1)

The number of Legacy Enovix Common Shares was determined from the 563,316,738 shares of Legacy Enovix Common Stock outstanding immediately prior to the closing of the Business Combination converted at the exchange ratio of 0.1846. All fractional shares were rounded.

The Business Combination will be accounted for as a reverse recapitalization under GAAP. This determination is primarily based on Legacy Enovix stockholders comprising a relative majority of the voting power of New Enovix and having the ability to nominate the members of the Board, Legacy Enovix’s operations prior to the acquisition comprising the only ongoing operations of New Enovix, and Legacy Enovix’s senior management comprising a majority of the senior management of New Enovix. Under this method of accounting, RSVAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Enovix represent a continuation of the financial statements of Legacy Enovix with the Business Combination being treated as the equivalent of New Enovix issuing stock for the net assets of RSVAC, accompanied by a recapitalization. The net assets of RSVAC are stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are presented as those of New Enovix. Beginning in the third quarter of 2021, all periods prior to the Business Combination have been retrospectively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Additionally, upon the consummation of the Business Combination, the Company gave effect to the issuance of 41,249,985 shares of common stock for the previously issued RSVAC common stock and PIPE Shares that were outstanding at the Closing Date.

In connection with the Business Combination in July 2021, New Enovix raised approximately $405.2 million of gross proceeds including the contribution of approximately $230.0 million of cash held in RSVAC’s trust account from its initial public offering, $175.0 million of gross proceed in connection with the PIPE financing and approximately $0.1 million of operating cash held in one checking account. The Company incurred $7.0 million of PIPE financing fee, which was 4.0% of the gross proceeds from PIPE financing, and approximately $16.5 million of additional underwriting costs.

Note 3. Fair Value Measurement

There were no assets or liabilities measured at fair value on a recurring basis as of June 30, 2021. The following table details the fair value measurements of liabilities that were measured at fair value on a recurring basis as of December 31, 2020 (in thousands).

	Fair Value Measurement at December 31, 2020 using
	Level 1	Level 2	Level 3 (1)	Total Fair Value
Convertible preferred stock warrants	$—	$—	$15,995	$15,995

(1)	Level 3 fair values are based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The changes for Level 3 items measured at fair value on a recurring basis using significant unobservable inputs are as follows (in thousands):

Convertible Preferred Stock Warrants
Fair value as of December 31, 2020	$15,995
Additions	—
Settlements	(20,776)
Change in fair value	4,781
Fair value as of June 30, 2021	$—

	Convertible Promissory Notes	Convertible Preferred Stock Warrants
Fair value as of December 31, 2019	$5,651	$730
Additions	—	1,476
Settlements	(8,073)	—
Change in fair value	2,422	(275)
Fair value as of June 30, 2020	$—	$1,931

The following table summarizes the key assumptions used for determining the fair value of convertible preferred stock warrants.

	Convertible preferred stock warrants exercised on February 22, 2021	Convertible preferred stock warrants outstanding as of June 30, 2020
Expected term (in years)	2.5 - 4.1	3.1 - 4.7
Expected volatility	75.0%	63.6%
Risk-free interest rate	0.2% - 0.4%	0.2% - 0.3%
Expected dividend rate	0.0%	0.0%

Note 4. Leases

The Company leases its headquarters, engineering and manufacturing space in Fremont, California under a single non-cancelable operating lease, right of use asset with an expiration date of August 31, 2030. In March 2021, the Company entered into a new agreement to lease office space in Fremont, California under a noncancelable operating lease that expires in April 2026 with an option to extend for five years.

The components of lease costs were as follows (in thousands):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Operating lease cost	$504	$742

Supplemental lease information:

Operating leases	June 30, 2021
Weighted-average remaining lease term	9.1 years
Weighted-average discount rate	6.8%

Supplemental cash flow information related to leases are as follows (in thousands):

Six Months Ended June 30, 2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$640
Lease liabilities arising from obtaining ROU assets:
Operating leases	8,763

Maturities of Lease Liabilities

The following is a schedule of maturities of lease liabilities as of June 30, 2021 (in thousands).

Operating lease
2021 (remaining six months)	$666
2022	1,366
2023	1,407
2024	1,449
2025	1,492
Thereafter	7,265
Total	13,645
Less: imputed interest	(3,711)
Present value of lease liabilities	$9,934

ASC 840 Disclosure

Under the legacy accounting guidance ASC 840, rent expense for the six months ended June 30, 2020 were $0.6 million. Rent expense for the three months ended June 30, 2020 was $0.4 million.

Minimum commitments under noncancelable operating lease agreements as of December 31, 2020 is as follows (in thousands):

Operating lease
2021	$1,267
2022	1,305
2023	1,344
2024	1,384
2025	1,426
Thereafter	7,243
Total	$13,969

Note 5. Debt

Secured Promissory Note

On May 24, 2021, the Company issued to a member of the board of directors a secured promissory note (the “ Secured Promissory Note”) with an aggregate principal balance of $15.0 million, which was funded at that time. The Secured Promissory Note bore interest at a rate of 7.5% per annum, payable monthly and on the maturity date. All unpaid interest and principal was due and payable upon request by the holders on or after the earlier of (i) the closing of the Merger Agreement and (ii) October 25, 2021. The Company granted a security interest in all of the Company’s personal property, then existing or thereafter arising, including all accounts, inventory, equipment, general intangibles, financial assets, investment property, securities, deposit accounts, and the proceeds thereof, but which shall not include the intellectual property.

As of June 30, 2021, the Secured Promissory Note was $14.9 million, net of debt issuance discount. On July 14, 2021, the Company repaid all amounts outstanding under the Secured Promissory Note, which totaled $15.2 million in principal and interest.

2020 Paycheck Protection Program Loan

In April 2020, the Company entered into a loan agreement with the Small Business Administration (“SBA”) pursuant to the Paycheck Protection Program Loan (the “PPP Loan”) established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The Company received loan proceeds of $1.6 million. During 2020, the Company used all PPP Loan proceeds for eligible purposes, including payroll, benefits, rent and utilities and was approved for loan forgiveness prior to December 31, 2020. As the entirety of the PPP Loan was forgiven in 2020, the outstanding obligation was extinguished and a gain on extinguishment was recognized in Other income in the Condensed Statement of Operations for the year ended December 31, 2020.

2019 Convertible Promissory Note

On December 13, 2019, the Company issued, to existing shareholders which included members of the board of directors and members of management, convertible promissory notes with an aggregate original principal balance of $5.7 million, an interest rate of 6% per annum compounded annually, and a maturity date of December 13, 2020. The Company elected to measure the convertible promissory notes at fair value in accordance with the fair value option. As such, the promissory notes were initially recognized at fair value (i.e., the principal amount) with any changes in fair value recognized in other income (expense).

On March 25, 2020, all outstanding principal and accrued interest of $0.1 million were converted into 19,001,815 shares of Series P-2 preferred stock at a conversion price equal to the cash price paid per shares and a 30% discount. Upon conversion, the Company recorded a change in the fair value of the promissory notes of $2.4 million, which is included in other income (expense) in the condensed consolidated statement of operations for the three and six months ended June 30, 2020. As of June 30, 2021 and December 31, 2020, the Company had no outstanding convertible promissory notes.

Note 6. Convertible Preferred Stock and Warrants

Convertible Preferred Stock

The Company has designated eight outstanding series of convertible preferred stock (“Series A”, “Series B”, “Series C”, “Series D”, “Series E”, “Series E-2”, “Series F”, and “Series P-2”, collectively the “convertible preferred stock”). Details related to convertible preferred shares as of June 30, 2021 are as follows:

Series	Authorized	Issued and Outstanding	Carrying Value	Aggregate Liquidation Preference
Series A	705,000	705,000	$226	$235
Series B	66,300	66,300	50	50
Series C	181,844	—	—	—
Series D	58,016,741	58,016,741	105,804	102,527
Series E	4,862,376	4,862,376	4,783	4,862
Series E-2	18,035,000	18,035,000	17,063	18,035
Series F	82,233,867	82,233,867	22,872	23,437
Series P-2	170,612,076	170,612,076	72,135	73,653
Total convertible preferred stock	334,713,204	334,531,360	$222,933	$222,799

For the six months ended June 30, 2020, the Company issued 92,229,265 shares of Series P-2 at a purchase price of $0.43 per share. The Series P-2 issuance resulted in $39.2 million cash proceeds, net of $0.6 million of issuance costs. In conjunction with the Series P-2 issuance, the convertible promissory notes converted to 19,001,815 shares of Series P-2. See Note 5 “Debt” for additional information.

Series D Convertible Preferred Stock Warrants

As part of the March 25, 2020 Series P-2 convertible preferred stock issuance, the Company also issued 7,000,000 of Series D convertible preferred stock warrants to an existing shareholder. Each warrant entitled the holder to purchase one share of the Company’s Series D convertible preferred stock at an exercise price of $0.01 for a period of 5 years from the issuance of the warrant.

As part of an August 2016 Series D convertible preferred stock issuance, the Company also issued 3,160,936 shares of Series D convertible preferred stock warrants to an existing shareholder. Each warrant entitled the holder to purchase one share of the Company’s Series D convertible preferred stock at an exercise price of $0.01 for a period of 7 years from the issuance of the warrant.

The number of Series D convertible preferred stock warrants as of December 31, 2020 on an ‘as-converted basis’ totaled 10,941,986. The ‘as-converted basis’ assumes a conversion of the Series D convertible stock warrant into one share of Series D convertible preferred stock that then converts into common stock at a ratio of 1.08 per share.

On February 22, 2021, in a transaction separate from the Merger Agreement, all 10,160,936 Series D convertible preferred stock warrants were exercised at $0.01 per share for a total of $0.1 million. As of June 30, 2021, there were no convertible preferred stock warrants outstanding.

Note 7. Commitments and Contingencies

Purchase Commitments

The Company did not enter into noncancelable purchase obligations and, therefore, the Company did not have any purchase commitments as of June 30, 2021 and December 31, 2020.

Litigation

From time to time, and in the ordinary course of business, the Company may be subject to certain claims, charges and litigation concerning matters arising in connection with the conduct of the Company’s business activities. The Company is not currently aware of any matters that it expects will have a material adverse effect on the Company’s condensed consolidated financial statements.

Guarantees and Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

The Company also has indemnification obligations to its officers and directors for specified events or occurrences, subject to some limits, while they are serving at the Company’s request in such capacities. There have been no claims to date and the Company has director and officer insurance that may enable the Company to recover a portion of any amounts paid for future potential claims. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities relating to these obligations for the period presented.

Note 8. Net Loss per Share

The Company computes net loss per share of common stock using the two-class method. As the Company has reported losses for all periods presented, all potentially dilutive securities are antidilutive and accordingly, diluted net loss per share of common stock is the same as basic net loss per share of common stock. The following table sets forth the computation of the Company’s basic and diluted net loss per share of common stock for the three and six months ended June 30, 2021 and 2020 (in thousands, except share and per share amount):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net loss attributable to common stockholders	$(14,303)	$(5,150)	$(30,468)	$(12,832)

Denominator:
Weighted-average shares outstanding used in computing net loss per share of common stock, basic and diluted	69,029,099	60,315,795	67,828,958	60,015,903

Net loss per share of common stock:
Basic and diluted	$(0.21)	$(0.09)	$(0.45)	$(0.21)

The following table discloses securities as of June 30, 2021 and 2020 that could potentially have a dilutive effect to the basic earnings per share of common stock in the future. These securities were excluded in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	As of June 30,
	2021	2020
Convertible preferred stock	334,531,360	264,989,428
Stock options issued and outstanding	30,049,279	5,383,678
Convertible preferred stock warrants	—	10,941,986

Note 9. Related Party

In 2019, existing shareholders, which included members of the board of directors and members of management purchased the convertible promissory notes as disclosed in Note 5 "Debt". In 2020, these convertible promissory notes with an aggregate original principal balance of $5.7 million and accrued interest of $0.1 million converted into 19,001,815 shares of Series P-2 convertible preferred stock.

In May 2021, the Company issued the Secured Promissory Note with an aggregate principal balance of $15.0 million and an interest at a rate of 7.5% per annum, payable monthly and on the maturity date. On July 14, 2021, the Company repaid all amounts outstanding under the Secured Promissory Note, which totaled $15.2 million in principal and interest. See Note 5 "Debt" for more detailed discussion.

Note 10. Subsequent Events

The Business Combination

On July 14, 2021, the Company completed a business combination transaction between Legacy Enovix and RSVAC pursuant to the Merger Agreement. The Company raised approximately $381.6 million of proceeds, after deducting placement agent commissions of approximately $23.6 million and before deducting offering related expenses. Following the consummation of the Merger on the Closing Date, Legacy Enovix changed its name to Enovix Operations Inc., and RSVAC changed its name from Rodgers Silicon Valley Acquisition Corp. to Enovix Corporation. See Note 2 "Business Combination" for further details of the Business Combination.

Secured Promissory Note

On July 14, 2021, the Company repaid the outstanding principal amount under the promissory note agreement of approximately $15.2 million together with accumulated interest, without payment of any termination fee or penalty. See Note 5 "Debt" for the further details of the Secured Promissory Note.